EXHIBIT 99.B(E)(2)

SUBSTITUTION AGREEMENT

ING VARIABLE PRODUCTS TRUST

This Substitution Agreement is made as of this 8th day of October, 2002 by and between ING Variable Products Trust (the “Fund”) on behalf of its Series as listed on Schedule A attached hereto, and ING Funds Distributor, LLC (the “Distributor”).

WHEREAS, the Fund is registered with the Securities and Exchange Commission as a diversified open-end investment company under the Investment Company Act of 1940, as amended (the “Act”); and

WHEREAS, ING Funds Distributor, Inc., a direct, wholly-owned subsidiary of ING Funds Services, LLC, has been serving as the principal distributor to the Fund pursuant to a written Distribution Agreement (the “Agreement”) between the Fund and ING Funds Distributor, Inc. dated February 26, 2001, as such Agreement may be amended from time to time; and

WHEREAS, on October 9, 2002, ING Funds Distributor, Inc. merged with and into ING MC, LLC, a limited liability company duly organized in the State of Delaware, whose sole member is ING Funds Services, LLC, with ING MC, LLC as the surviving entity under the name ING Funds Distributor, LLC; and

WHEREAS, by virtue of the merger of ING Funds Distributor, Inc. with and into ING MC, LLC, the Distributor has succeeded to all of the rights, duties, responsibilities and liabilities of ING Funds Distributor, Inc., and wishes to confirm by this Substitution Agreement that it has assumed all duties and obligations of ING Funds Distributor, Inc. contained in the Agreement; and

WHEREAS, under these circumstances, the Fund wishes to ratify and approve the substitution of the Distributor as a party to the Agreement in place of ING Funds Distributor, Inc.; and

WHEREAS, pursuant to the terms of the Agreement, ING Funds Distributor, Inc. has sold its rights to certain earned but unpaid Distribution Fees and Contingent Deferred Sales Charges (“CDSC”) to third parties and it is expected that ING Funds Distributor, LLC will continue to sell its rights to earned but unpaid Distribution Fees and CDSC to third parties (all such third parties, “Permitted Assignees”).

NOW, THEREFORE, it is agreed as follows:

1.             Substitution of Party.  Effective as of the date first written above, the Distributor is substituted into the Agreement in place of ING Funds Distributor, Inc. for all purposes.

2.            Performance of Duties.  The Distributor hereby acknowledges and agrees that, by virtue of the merger of ING Funds Distributor, Inc. with and into the Distributor, with the Distributor as the surviving entity, it has assumed and will perform all of ING Funds Distributor, Inc.’s duties and obligations under the Agreement and will be subject to all of the terms and conditions of the Agreement.

3.            Consents.  The Fund hereby ratifies and approves the assumption by the Distributor of the interests, rights and responsibilities of ING Funds Distributor, Inc. under the Agreement and agrees, subject to the terms and conditions of said Agreement, (a) to look solely to the Distributor for the performance of distribution duties and obligations under such Agreement after the effective date written above, and (b) to continue to perform its obligations thereunder as if no such merger had occurred and as if ING Funds Distributor, Inc. and the Distributor were one and the same entity.

4.            Representations of Distributor.  The Distributor represents and warrants that the merger of ING Funds Distributor, Inc. with and into the Distributor will not result in any change in the management, operations, services, personnel or other resources of ING Funds Distributor, Inc. available to the Distributor to meet its obligations to the Fund under the Agreement.

5.            Representations of Fund.  The Fund represents and warrants that the independent trustees have approved this Substitution Agreement and the continuation after the merger of the Agreement in accordance with its terms and this Substitution Agreement as required by Rule 12b-1 adopted under the Act.

6.            Benefit.  This Substitution Agreement is intended for the benefit of the parties hereto, ING Funds Distributor, Inc. and the Permitted Assignees.

IN WITNESS WHEREOF, the parties hereto have caused this Substitution Agreement to be executed by their duly authorized officers as of the date and year first written above.

ING VARIABLE PRODUCTS TRUST

By:	/s/ Robert S. Naka
Name:	Robert S. Naka
Title:	Senior Vice President

ING Funds Distributor, LLC

By:	/s/ Michael J. Roland
Name:	Michael J. Roland
Title:	Executive Vice President and Chief Financial Officer

SCHEDULE A

ING VP Convertible Portfolio

ING VP Emerging Countries Portfolio

ING VP Financial Services Portfolio

ING VP Growth + Value Portfolio

ING VP Growth Opportunities Portfolio

ING VP High Yield Bond Portfolio

ING VP International Portfolio

ING VP International SmallCap Growth Portfolio

ING VP International Value Portfolio

ING VP Large Company Value Portfolio

ING VP LargeCap Growth Portfolio

ING VP MagnaCap Portfolio

ING VP MidCap Opportunities Portfolio

ING VP Research Enhanced Index Portfolio

ING VP SmallCap Opportunities Portfolio